Exhibit 10.45

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of Nov 7, 2014, by and between Burlington Coat Factory Warehouse Corporation, a Delaware corporation (the “Company”), and Eric Seeger (“Executive”).

WHEREAS, the Company desires to employ Executive during the Employment Period, and Executive is willing to accept employment with the Company, on the terms and conditions set forth herein; and

WHEREAS, the agreements of Executive in Sections 5, 6 and 7 are material inducements to enter into this Agreement;

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. In this Agreement:

“Base Salary” has the meaning given to that term in Section 3(a).

“Board” means the Board of Directors of the Company.

“Cause” means Executive (i) is convicted of a felony or other crime involving dishonesty towards the Company or any of its Subsidiaries or material misuse of property of the Company or any of its Subsidiaries; (ii) engages in willful misconduct or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers or an intentional material act of dishonesty or disloyalty in the course of Executive’s employment; (iii) refuses to perform Executive’s lawful acts in connection with his material obligations under this Agreement (except in connection with a Disability) as reasonably directed by the Board or the Company’s chief executive officer, which failure is not cured within 30 days after written notice thereof to Executive; (iv) misappropriates one or more of the Company’s or any of its Subsidiaries material assets or business opportunities; (v) breaches Sections 5, 6 or 7 hereof which breach, if capable of being cured, is not cured within 10 days of written notice thereof has been delivered to Executive; or (vi) has failed to complete relocation of his permanent residence to a location within reasonable daily commuting distance to and from the Company’s principal executive offices in Burlington County. New Jersey within eighteen (18) months after the Commencement Date (defined below). The Company shall inform the Executive in writing describing in reasonable detail the nature of the circumstances giving rise to Cause, and the Executive shall have thirty (30) days to cure such circumstances, if curable.

“Company” has the meaning set forth in the preamble above; together with its Parents, Subsidiaries and affiliates and includes all predecessor entities.

“Confidential Information” has the meaning given to that term in Section 5(a).

“Court” has the meaning given to that term in Section 8(b).

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“Disability” means Executive’s inability to perform the essential duties, responsibilities and functions of Executive’s position with the Company and its Subsidiaries for any period totaling one hundred and eighty (180) days in any consecutive twelve (12) month period as a result of any mental or physical disability or incapacity, as determined under the definition of disability in the Company’s long-term disability plan so as to qualify Executive for benefits under the terms of that plan or as determined by an independent physician mutually selected by the Executive and the Company to the extent no such plan is then in effect. Executive shall cooperate in all reasonable respects with the Company if a question arises as to whether Executive has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists mutually selected by the Executive and the Company and authorizing such medical doctor or such other health care specialist to discuss Executive’s condition with the Company).

“Employment Period” means the period commencing on the expiration or earlier termination or release of the Covenant Period (as defined in Section 9 below), but no earlier than January 15, 2015 (the “Commencement Date”) and ending on the Expiration Date or such earlier date as contemplated in the proviso to Section 4(a).

“Expiration Date” means the first anniversary of the Commencement Date; provided, that if a written notice is not given by the Company at least ninety (90) days prior to such anniversary (or any subsequent anniversary if this Agreement is extended) stating that such party is electing not to extend the Employment Period, then the Expiration Date will automatically be extended to the next anniversary of the date hereof.

“Expiration Year” means the calendar year in which the Employment Period expires.

“Good Reason” means the occurrence of any of the following events without the written consent of Executive: (i) a material diminution of Executive’s duties or the assignment to Executive of duties that are inconsistent in any substantial respect with the position, authority or responsibilities associated with Executive’s position as set forth pursuant to Section 2(b), other than any such authorities, duties or responsibilities assigned at any time which are by their nature, or which are identified at the time of assignment, as being temporary or short-term; (ii) the Company’s requiring Executive to be based at a location which is fifty (50) or more miles from Executive’s principal executive office location on the Commencement Date; or (iii) a material breach by the Company of its obligations pursuant to this Agreement (including compensation, reporting relationship and, without limitation, its obligations pursuant to Section 3) (which such breach goes uncured after notice and a reasonable opportunity to cure); provided, however, no condition enumerated in the preceding shall be deemed to be “Good Reason” unless within sixty (60) days of the initial existence of such condition, Executive shall have given the Company written notice thereof specifically describing the condition giving rise to “Good Reason” and allowing the Company a period of at least thirty (30) days from the date of receipt of the notice to remedy such condition. Notwithstanding the foregoing, in no event will a condition give rise to “Good Reason” hereunder unless within ten (10) days after the expiration of the period provided in the Executive’s notice for the Company to remedy said condition but in no event later than one hundred and twenty (120) days initial existence of said condition, Executive shall have actually terminated his employment with the Company by giving written

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notice of resignation for failure of the Company to remedy such condition. Notwithstanding the preceding, it is specifically agreed that appointment or re-assignment of Executive to another executive vice president or higher level position shall not be deemed Good Reason.

“Parent or Parents” means one or more corporations or other entities which directly or indirectly own securities or other ownership interests having the voting power to elect a majority of the board of directors of Burlington Coat Factory Warehouse Corporation at the time of determination.

“Termination Year” means the calendar year in which the Employment Period is terminated.

“Subsidiaries” means any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

“Work Product” has the meaning given to that term in Section 6.

2. Employment, Position and Duties.

(a) The Company shall employ Executive and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the Employment Period.

(b) During the Employment Period, Executive shall serve as Executive Vice President–Planning/Allocation - MIO of the Company (including managing and directing the departments of planning/allocation and merchandising information operations) and shall perform the normal duties, responsibilities and functions of an executive officer with similar role of a company of a similar size and type and shall have such power and authority as shall reasonably be required to enable Executive to perform Executive’s duties hereunder, subject to the power and authority of the Board to expand or limit such duties, responsibilities, functions, power and authority and to overrule actions of officers of the Company in a manner consistent with the traditional responsibilities of such office.

(c) During the Employment Period, Executive shall (i) render such administrative, financial and other executive and managerial services to the Company and its Subsidiaries which are consistent with Executive’s position as the Board may from time to time direct, (ii) report directly to the Company’s Chief Executive Officer (or to the Company’s President if both (x) the positions of Chief Executive Officer and President hereafter become separate and (y) the Chief Executive Officer determines that the Executive shall report to the President (but the Executive shall not be required to be a direct report of any other executive of the Company)) and shall devote Executive’s best efforts and Executive’s full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries and (iii) submit to the Board all business, commercial and investment opportunities presented to Executive or of which Executive becomes aware which relate to the business of the Company and its Subsidiaries, and

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unless approved by the Board in writing, Executive shall not pursue, directly or indirectly, any such opportunities on Executive’s own behalf. Executive shall perform Executive’s duties, responsibilities and functions to the Company and its Subsidiaries hereunder to the best of Executive’s abilities in a diligent, trustworthy and professional manner.

3. Compensation and Benefits.

(a) During the Employment Period, Executive’s base salary shall be a minimum of Six Hundred Thousand Dollars ($600,000.00) per annum (as increased or decreased in accordance with this Agreement from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time). Executive’s Base Salary will be subject to annual review and increase or decrease (but shall not be decreased below $600,000 per annum) by the Board during the Employment Period.

(b) Executive shall be entitled to participate in the Company’s Management Bonus Plan applicable to employees of comparable level with Executive as approved by the Board or a committee thereof, as in effect from time to time, with a target annual bonus of seventy-five percent (75%) of Executive’s Base Salary (“Target Bonus”); provided, however, that, with respect to the bonus period within which the Commencement Date occurs (and subject to Executive’s meeting all requirements under the applicable bonus plan in such period, which, among other things, requires active employment on or before the last business day in October during each bonus period), the bonus payable to Executive, if any, will be prorated based on the number of days between the Commencement Date and the end of such bonus period divided by the total number of days in the bonus period.

(c) The Board, or a committee or appointee thereof, during the term of this Agreement, shall review annually, or at more frequent intervals which the Board determines is appropriate, Executive’s compensation and may award Executive compensation as the Board deems appropriate in its sole discretion; provided, however, that Executive’s Base Salary shall not be reduced pursuant to any such review or otherwise.

(d) Executive shall be entitled to twenty-five (25) paid vacation days and a number of other paid time off days in each calendar year in accordance with the Company’s policies such that the total number of such days shall be equal to that applicable to employees of comparable level, which if not taken in any year may not be carried forward to any subsequent calendar year and no compensation shall be payable in lieu thereof. Such vacation will accrue as of January 1 of each year, except that if Executive’s employment commences after January 31 of any calendar year, Executive shall accrue the total number of paid time off days available for a calendar year pro rated for the number of full calendar months remaining in the calendar year in which the Employment Period commences, divided by 12.

(e) During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing Executive’s duties, responsibilities and functions under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment, business, and other reasonable out-of-pocket expenses incurred by Executive in connection with the performance of his duties hereunder, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

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(f) Executive shall be entitled to participate, on the same basis as other executives of comparable level in the Company, in any compensation, bonus, incentive, award, executive medical reimbursement, deferred compensation, pension, retirement, stock award, stock option or other benefit, plan or arrangement of the Company (including, without limitation, any plan sponsored by the entity owning or controlling the Company, or any affiliate of such entity) now existing or hereafter adopted, all upon terms at least as favorable as those enjoyed by other employees of comparable level of the Company. With regards to stock, stock option or other equity award referenced in the preceding sentence, Executive shall be eligible for an award commencing in May 2015 (if the Commencement date shall be earlier than May 1, 2015) or May 2016 (if the Commencement Date shall be after May 1, 2015 and before May 1, 2016) with a grant date valuation of up to One Hundred twenty Percent (120%) of Executive’s Base Salary for the preceding annual period, in each case pro-rated for the period of service if less than one year, such equity award to be a mix of restricted stock and stock options available under the equity plan applicable to Executive Vice Presidents at the time of reference. Notwithstanding the preceding, the Company may restrict or exclude Executive’s participation in any such plan, or the benefits thereunder, on such terms and conditions as the Company shall in its sole discretion determine, if at any time Executive shall be working fewer than five days a week or on other part-time basis during regular business days. Executive also shall be entitled to hospital, health, disability, medical and life insurance, and any other benefits enjoyed, from time to time, by other salaried employees of the Company of comparable level, all upon terms as favorable as those enjoyed by other employees of comparable level of the Company. Notwithstanding anything in this Section 3(f) to the contrary, if the Company adopts any change in the benefits provided for other employees of the Company of comparable level, and such policy is uniformly applied to all such employees of the Company (and any successor or acquirer of the Company, if any), then no such change shall be deemed a breach by the Company of this Section 3(f).

(g) Executive shall be entitled to participate in the Company automobile program in effect from time to time on the same terms as made available to employees of comparable level. Currently, such program provides for a car allowance of Twenty-five Thousand Dollars ($25,000.00) per annum.

(h) Executive will be indemnified and defended for all acts performed (or omissions made) in Executive’s capacity as an officer or director of the Company to the fullest extent specified in the Company’s certificate of incorporation and bylaws and as permitted under Delaware law.

(i) For the period from the Commencement Date to the earlier of (x) twelve (12) months after the Commencement Date or (y) the time Executive sells his current primary residence at 1985 Carriage Hills Drive, Delafield, WI 53018 (the “Current Home”) and relocates his primary residence to a non-temporary residence within reasonable commuting distance from the Company’s principal offices in Burlington, New Jersey (the “New Home”), the Company will reimburse to the Executive reasonable housing accommodations for Executive and his family (not to exceed $4,000.00 per month) (the “Housing Allowance”). Executive acknowledges that he will be solely responsible for the excess of the amount of Executive’s

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actual cost of housing accommodations over $4,000.00 per month. The Company shall also reimburse Executive for all applicable federal and state income and payroll taxes paid by Executive resulting from, and to the extent of, the inclusion of the Housing Allowance in his taxable income, payable in accordance with the Company’s general payroll practices and based on the highest applicable marginal state and federal income tax rates on a grossed up basis. Executive agrees to provide to the Company documentation showing that the reimbursed amounts are taxable at such rates for the year in question. The obligation of the Company to provide reimbursement for Executive’s federal tax liability will be adjusted to take into account the federal tax benefit, if any, of state income taxes applicable to the inclusion in taxable income of the amount of such amounts paid or reimbursed, regardless of the year in which such federal tax benefit is realized by Executive. Notwithstanding the preceding, or anything herein to the contrary, it is understood and agreed that the gross up of taxes hereunder shall only apply to reimburse Executive for taxes assessed or levied upon the Housing Allowance on a one-time basis and shall not apply to any tax assessed or levied against such reimbursement of taxes. In addition to the preceding, in the event that Executive sells, disposes of or otherwise relinquishes his Current Home and relocates to (and establishes his primary residence at) the New Home, in each case within eighteen (18) months of the Commencement Date, the Company shall pay Executive a relocation allowance of Two Hundred Thousand Dollars ($200,000.00) (“Relocation Allowance”) following Company’s receipt of satisfactory documentation regarding such relocation. Such Relocation Allowance shall be subject to applicable tax, if any, shall not be grossed up for tax purposes and shall be in lieu of any other payment or reimbursement for the costs of relocation by Executive from his Current Home including, without limitation, moving expenses, temporary housing expense, travel, loss on sale of current home, financing on purchase of new home, brokerage commissions, attorneys’ fees, title, insurance, income and employment tax and any other expense.

(j) Executive shall be entitled to a Commencement Date Bonus equal to Two Hundred Thousand Dollars ($200,000.00) payable within fifteen (15) days after the Commencement Date. In addition, within forty-five (45) days after the Commencement Date, the Company shall pay to Executive an amount equal to all payments made by Executive from the date of this Agreement until Thirty (30) days after the Commencement Date in respect of continuation of health benefits after termination of Executive’s prior employment, fully grossed up for income taxes.

(k) Executive shall be entitled to a Make Whole Bonus equal to Three Hundred Thousand Dollars ($300,000.00), reduced by Twenty-five Thousand Dollars ($25,000.00) for each month for which the number of months in the Covenant Period is less than twelve (12) by reason of early termination, release or otherwise. For the purposes hereof, the measurement of the duration of the Covenant Period shall be made without reference to the period for which Executive may be subject to any non-solicit obligation under the Kohl’s Agreement (hereafter defined). Such Make Whole Bonus shall be payable within fifteen (15) days after the Commencement Date.

(1) Within thirty (30) days after the Commencement Date, Executive shall receive an initial equity grant with a valuation on the date of grant of Three Million Five Hundred thousand Dollars ($3,500,000.00). Such initial equity grant shall consist of restricted stock vesting in three tranches as follows: (i) Fifty Percent (50%) on the later of the

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Commencement Date or October 1, 2015; (ii) an additional Twenty-five Percent (25%) on October 1, 2016; and (iii) the remaining Twenty-five Percent (25%) on October 1, 2017. Executive shall execute a joinder to the Company’s Stockholders Agreement as a condition of receiving such grant. Furthermore, in addition to any restrictions contained in the Company’s Stockholders Agreement and Insider Trading Policy, Executive covenants and agrees not to, directly or indirectly, sell, transfer or otherwise distribute any portion of the first tranche prior to April 1, 2016 or more than Fifty Percent (50%) of the first tranche at any time prior to October 1, 2016.

(m) Notwithstanding anything herein to the contrary, in the event Executive’s employment with the Company is terminated either voluntarily by Executive (other than for Good Reason) or for Cause by the Company within eighteen (18) months after the respective dates on which Executive receives payment under Section 3(i) and 3(j) above, Executive shall immediately repay to the Company the net after-tax amount of all amounts paid to Executive or on Executive’s behalf by the Company or reimbursed to Executive by the Company pursuant to said Section 3(i) and 3(j). Furthermore, if Executive’s employment with the Company is terminated either voluntarily by the Executive (other than for Good Reason) or for Cause by the Company prior to October 1, 2017, Executive shall immediately pay to the Company in cash as follows: (x) prior to October 1, 2016, One Million Seven Hundred Fifty Thousand Dollars ($1,750,000.00) and (y) after October 1, 2016 but before October 1, 2017, Two Million Six Hundred Twenty-five Thousand Dollars ($2,625,000.00), each representing the grant date value of restricted stock granted pursuant to Section 3(1) above which shall have vested prior to the termination date.

(n) Notwithstanding any provision herein to the contrary, in the event the Company shall terminate this Agreement prior to the Commencement Date for any reason other than Cause (as defined above), then the Company shall pay Executive (i) the entire $300,000 Make Whole Bonus provided for in Section 3(k) above and (ii) an additional sum of One Million Dollars ($1,000,000.00) to compensate Executive for any foregone opportunity to receive equity either from his former employer or from the Company in lieu of any other remedy available to Executive in law or equity. Thereupon, this Agreement and all of its provisions shall cease and be of no further force and effect; provided, however, if such termination shall be for Cause, then no payment shall be due to Executive whatsoever.

4. Termination and Payment Terms.

(a) The Employment Period shall end on the Expiration Date; provided, that (i) the Employment Period shall terminate prior to such date immediately upon Executive’s resignation, death or Disability and (ii) the Employment Period may be terminated by resolution of the Board, with or without Cause at any time prior to such date. Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive.

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(b) If the Employment Period is terminated by the Company or the Executive on or prior to the Expiration Date:

(i) (A) by resolution of the Board (other than for Cause) or by Executive resigning for Good Reason or (B) if the Employment Period expires on the Expiration Date, Executive shall be entitled to receive (1) all previously earned and accrued but unpaid Base Salary and vacation and unpaid business expenses up to the date of such termination or the Expiration Date, as applicable, (2) any unpaid bonus earned by Executive for the fiscal year prior to the Termination Year or the Expiration Year, as applicable, but then unpaid, and any other amounts owed under Section 3(i), (3) severance pay in the full amount of Base Salary at the time of termination or expiration from the date of termination or the Expiration Date, as applicable, through the period ending on the first anniversary of the date of termination or the Expiration Date, as applicable, and (4) full continuation of Executive’s medical, dental and vision insurance benefits during the one year severance period (but only to the extent such medical, dental and vision insurance benefits (i) were previously elected by Executive and in effect immediately prior to the date of termination of the Employment Period or Expiration Date, as applicable, and (ii) can be provided by Company under the Company’s insurance plans during the one year severance period (to the extent any of those benefits cannot be provided by the Company during the one year severance period, the Company will provide Executive with a sum of money calculated to permit Executive to obtain the same benefits individually, grossed up for tax purposes so that Executive remains whole); provided, however, that, if after the date of termination of the Employment Period or Expiration Date, as applicable, and during the period when Executive is receiving continuation payments under clause (3) above or medical, dental and vision insurance benefits under clause (4) above, Executive shall receive compensation from any source for services provided by Executive which are substantially similar to services provided by Executive under this Agreement or accepts employment with a third party, (x) Executive shall give notice to the Company promptly upon entering into any such arrangement or employment together with a reasonably detailed description thereof, (y) the amounts payable to Executive pursuant to clause (3) shall be reduced by the amount of any compensation received by Executive from such third party or new employer in respect of any services to be provided by Executive to such third party or new employer during the period prior to the first anniversary of the date of termination of the Employment Period or the Expiration Date, as applicable, and (z) the medical, dental and vision insurance benefits provided pursuant to clause (4) shall immediately cease on the earlier of (i) the date Executive is first entitled to receive such benefits from Executive’s new employer (such date to be promptly reported to the Company), or (ii) the first anniversary of the date of termination or the Expiration Date, as applicable.

(ii) for any other reason, including as a result of Executive’s death, Disability, voluntary resignation for other than Good Reason or by resolution of the Board for Cause, Executive’s sole entitlement shall be to receive all previously earned and accrued but unpaid Base Salary, vacation and unpaid business expenses up to the date of such termination or expiration and Executive shall not be entitled to any further Base Salary, bonus payments or benefits for that year or any future year, except as required by law, or to any other severance compensation of any kind.

(c) Executive agrees that: (i) Executive shall be entitled to the payments and services provided for in Sections 4(b)(i)(3) and 4(b)(i)(4), if any, if and only if Executive has executed and delivered the Release (and no longer subject to revocation, if applicable) attached as Exhibit A within sixty days following the date of termination and

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Executive has not breached as of the date of termination of the Employment Period the provisions of Sections 5, 6 and 7 hereof and does not breach such sections or such covenants at any time during the period for which such payments or services are to be made; and (ii) the Company’s obligation to make such payments and services will terminate upon the occurrence of any such breach during such period.

(d) Except as stated above, any payments pursuant to Section 4(b) shall be paid by the Company in regular installments in accordance with the Company’s general payroll practices, and following such payments the Company shall have no further obligation to Executive pursuant to this Section 4 except as provided by law; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code (as defined in subsection (g) hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto. All amounts payable to Executive as compensation hereunder shall be subject to all customary withholding, payroll and other taxes. The Company shall be entitled to deduct or withhold from any amounts payable to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes imposed with respect to Executive’s compensation or other payments or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

(e) Executive hereby agrees that except as expressly provided herein, no severance compensation of any kind, nature or amount shall be payable to Executive by the Company, and except as expressly provided herein, Executive hereby irrevocably waives any such claim for severance compensation.

(f) Except as provided in Sections 4(b)(i) and (b)(ii) above, all of Executive’s rights pursuant to Sections 3(c), 3(d), 3(e), 3(f), 3(g), 3(i), 3(j), 3(k) and 3(l) shall cease upon the termination of the Employment Period.

(g) Notwithstanding anything herein to the contrary, if, at the time any payment is payable to Executive pursuant to the provisions of Section 4(b)(i) above as a result of Executive’s “separation from service” (within the meaning of Section 409A of the Internal revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, the Company or any company in the affiliate group in which the Company’s financial statements are consolidated in accordance with generally accepted accounting principles has a class of equity securities traded on an established domestic or foreign securities market or otherwise including, without limitation, trading on an American exchange only as American Depositary receipts (“ADR’S”) and Executive is designated a “specified person” (as such term is defined in Section 409A of the Code and the regulations promulgated thereunder) on a list prepared by the Company periodically pursuant to Section 409A of the Code and the regulations promulgated thereunder, then during the six month period from and after the date of Executive’s “separation from service” the amount payable to Executive pursuant to the provisions of Section 4(b)(i) of the Employment Agreement that is subject to Section 409A of the Code shall not exceed the lesser of (x) two times Executive’s annual base compensation or (y) two times the amount

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determined pursuant to Section 401(a)(17) of the Code, and any excess amount which accrues to Executive during such period shall be withheld during such period and paid to Executive in a lump sum upon the expiration of six months after the date of “separation from service” (or, if earlier than the end of such six month period, upon Executive’s death). Any further amounts payable to Executive pursuant to Section 4(b) (i) thereafter accruing shall be paid on their scheduled payment dates.

5. Confidential Information.

(a) Executive acknowledges and agrees that the non-public information, observations and data (including trade secrets) which belong to the Company and its subsidiaries or which belong to another entity to which the Company owes a duty of confidentiality and are obtained by Executive while employed by the Company and its Subsidiaries concerning the business or affairs of the Company and its Subsidiaries are the confidential information (“Confidential Information”), and the property, of the Company and/or its Subsidiaries. Without limiting the foregoing, the term “Confidential Information” shall be interpreted as broadly as possible to include all observations, data and other information of any sort that are (i) related to any past, current or potential business of the Company or any of its Subsidiaries or any of their respective predecessors, and any other business related to any of the foregoing, and (ii) not generally known to and available for use by those within the line of business or industry of the Company or by the public (except to the extent such information has become generally known to and available for use by the public as a direct or indirect result of Executive’s acts or omissions in violation of his duties to the Company) including all non-public (A) Work Product (as defined below); (B) information concerning development, acquisition or investment opportunities in or reasonably related to the business or industry of the Company or any of its Subsidiaries of which Executive is aware or becomes aware during the term of his employment; (C) information identifying or otherwise concerning any current, former or prospective suppliers, distributors, contractors, agents or customers of the Company or any of its Subsidiaries; (D) development, transition, integration and transformation plans, methodologies, processes and methods of doing business; (E) strategic, marketing, promotional and financial information (including all financial statements), business and expansion plans, including plans and information regarding planned, projected and/or potential sales, pricing, discount and cost information; (F) information identifying or otherwise concerning employees, independent contractors and consultants; (G) information on new and existing programs and services, prices, terms, and related information; (H) the terms of this Agreement (provided, however, that Executive may share the terms of this Agreement on a confidential basis with his spouse and tax, financial, and legal advisers); (I) all information marked, or otherwise designated, as confidential by the Company or any of its Subsidiaries or which Executive should reasonably know is confidential or proprietary information of the Company or any of its Subsidiaries; and (J) all tangible embodiments of any of the foregoing. Notwithstanding the foregoing, Confidential Information shall not include any contact information on Executive’s rolodex, whether stored in paper or electronic form.

(b) Therefore, Executive agrees that, except as required by law or court order, including, without limitation, depositions, interrogatories, court testimony, and the like (and in such case provided that Executive must give the Company and/or its Subsidiaries, as

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applicable, prompt written notice of any such legal requirement, disclose no more information than is so required and seek, at the Company’s sole cost and expense, confidential treatment where available and reasonably cooperate with all efforts by the Company and/or its Subsidiaries to obtain a protective order or similar confidentiality treatment for such information), Executive shall not disclose to any unauthorized person or entity or use for Executive’s own purposes any Confidential Information without the prior written consent of the Board, unless and to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a direct or indirect result of Executive’s acts or omissions in violation of his duties to the Company. Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information (including any Work Product (as defined below)) or the business of the Company and its Subsidiaries which Executive may then possess or have under Executive’s control and if, at any time thereafter, any such materials are brought to Executive’s attention or Executive discovers them in his possession or control, Executive shall deliver such materials to the Company promptly upon such notice or discovery.

6. Intellectual Property, Inventions and Patents. Executive acknowledges and agrees that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, specifications, designs, analyses, drawings, reports, patents and patent applications, processes, programs, systems, software, firmware, materials, plans, sketches, models, know-how, devices, developments, data, databases, technology, trade secrets, works of authorship, copyrightable works and mask works (whether or not including any confidential information) and all registrations or applications related thereto, all other intellectual property or proprietary information and all similar or related information (whether or not patentable or copyrightable and whether or not reduced to tangible form or practice) which relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) within the scope of Executive’s employment with the Company or its predecessors and its Subsidiaries (“Work Product”) shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. §101 et seq., as amended) and owned exclusively by the Company. To the extent that any Work Product is not deemed to be “work made for hire” under applicable law, and all right, title and interest in and to such Work Product have not automatically vested in the Company, Executive hereby (A) irrevocably assigns, transfers and conveys, and shall assign transfer and convey, to the full extent permitted by applicable law, all right, title and interest in and to the Work Product on a worldwide basis to the Company (or such other person or entity as the Company shall designate), without further consideration, and (B) waives all moral rights in or to all Work Product, and to the extent such rights may not be waived, agrees not to assert such rights against the Company or its respective licensees, successors or assigns. Executive shall, at the Company’s expense, execute all documents and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish, confirm, evidence, effectuate, maintain, protect, enforce, perfect, record, patent or register any of the Company’s rights hereunder (including, without limitation, assignments, consents, powers of attorney and other instruments).

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7. Non-Compete, Non-Solicitation.

(a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges and agrees that during the course of Executive’s employment with the Company and its Subsidiaries Executive shall become familiar with the Company’s trade secrets and with other Confidential Information and that Executive’s services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries, and therefore, Executive agrees that, during his or her employment with the Company and for a period of one year thereafter (the “Non-Compete Period”), Executive shall not directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant or otherwise) own any interest in, operate, invest in, manage, control, participate in, consult with, render services for (alone or in association with any person or entity), in any manner engage in any business activity on behalf of a Competing Business within any geographical area in which the Company or its Subsidiaries operates or plans to operate. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. For purposes of this paragraph, “Competing Business” means each of the following entities, together with their respective subsidiaries and affiliates: TJ Maxx, Marshalls, Ross Stores, Stein Mart, Century 21 Forman Mills and Schottenstein Stores and its affiliates, including, without limitation, Designer Shoe Warehouse (“DSW”).

(b) During the Non-Compete Period, Executive shall not, directly or indirectly, and shall ensure that any person or entity controlled by Executive does not, (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire, directly or through another person, any person (whether or not solicited) who was an executive of the Company or any Subsidiary at any time within the one year period before Executive’s termination from employment, (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, engage in or assist any person or entity in engaging in any Competing Business or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary (Executive understands that any person or entity that Executive contacted during the one year period prior to the date of Executive’s termination of employment (but after the Commencement Date) for the purpose of soliciting sales from such person or entity shall be regarded as a “potential customer” of the Company and its Subsidiaries as to whom the Company has a protectible proprietary interest) or (iv) make or solicit or encourage others to make or solicit directly or indirectly any defamatory statement or communication about the Company or any of its Subsidiaries or any of their respective businesses, products, services or activities (it being understood that such restriction shall not prohibit truthful testimony compelled by valid legal process).

8. Enforcement.

(a) Executive acknowledges and agrees that the Company entered into this Agreement in reliance on the provisions of Sections 5, 6 and 7 and the enforcement of this

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Agreement is necessary to ensure the preservation, protection and continuity of the business of the Company and its Subsidiaries and other Confidential Information and goodwill of the Company and its Subsidiaries to the extent and for the periods of time expressly agreed to herein. Executive acknowledges and agrees that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its Subsidiaries now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

(b) Notwithstanding any provision to the contrary herein, the Company or its Subsidiaries may pursue, at its discretion, enforcement of Sections 5, 6 and 7 in any court of competent jurisdiction (each a “Court”).

(c) Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. More specifically, if any Court determines that any of the covenants set forth in Sections 5, 6 and 7 are overbroad or unreasonable under applicable law in duration, geographical area or scope, the parties to this Agreement specifically agree and authorize such Court to rewrite this Agreement to reflect the maximum duration, geographical area and/or scope permitted under applicable law.

(d) Because Executive’s services are unique and because Executive has intimate knowledge of and access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of Sections 5, 6 and 7, and any breach of the terms of Sections 5, 6 and 7 would result in irreparable injury and damage to the Company and its Subsidiaries for which the Company and its Subsidiaries would have no adequate remedy at law. Therefore, in the event of a breach or threatened breach of Sections 5, 6 and 7, the Company or its successors or assigns, in addition to any other rights and remedies existing in their favor at law or in equity, shall be entitled to specific performance and/or immediate injunctive or other equitable relief from a Court in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security), without having to prove damages. The terms of this Section 8 shall not prevent the Company or any of its Subsidiaries from pursuing any other available remedies for any breach or threatened breach of this Agreement, including the recovery of damages from Executive.

9. Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and

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delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Notwithstanding the preceding, Executive has disclosed that Executive has previously entered into an employment agreement with Kohl’s Corporation and/or its affiliates (the “Kohl’s Agreement”) pursuant to which Executive may not provide services similar to those provided by Executive under the Kohl’s Agreement to any competitor (defined in the Kohl’s Agreement), including the Company for a period of one year after the termination of the Kohl’s Agreement (the “Covenant Period”). Executive represents and warrants that immediately prior to the execution of this Agreement, the Kohl’s Agreement has been terminated. EXECUTIVE HEREBY ACKNOWLEDGES, AGREES AND REPRESENTS THAT EXECUTIVE HAS CONSULTED WITH INDEPENDENT LEGAL COUNSEL REGARDING EXECUTIVE’S RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT AND THE TERMS OF THE RELEASE ATTACHED AS EXHIBIT A AND THAT EXECUTIVE FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED HEREIN AND THEREIN.

10. Survival. The provisions of Sections 3(h) and 3(m) and Sections 4 through 20, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

11. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service with confirmation of delivery, sent by facsimile (with evidence of transmission) or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

To Executive:

Executive’s current mailing address on file with the Company

With copies (which shall not constitute notice) to:

Outten & Golden LLP

3 Park Avenue, 29th Floor

New York, NY 10016

Attn: Wendi S. Lazar, Esq.

Facsimile No.: 646-509-2060

To the Company:

Burlington Coat Factory Warehouse Corporation

1830 Route 130

Burlington, New Jersey 08016

Attention: General Counsel

Facsimile No.: (609) 239-9675

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With copies (which shall not constitute notice) to:

Bain Capital Partners, LLC

111 Huntington Avenue

Boston, Massachusetts 02199

Attention: Jordan Hitch

Facsimile No.: (617) 516-2010

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 110022-4675

Attention: Josh Korff, Esq.

Facsimile No.: (212) 446-6460

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when personally delivered, one (1) business day following delivery to the overnight courier service, if given by facsimile, when such facsimile is transmitted to the applicable fax number specified above and the appropriate facsimile confirmation is received, or if so mailed, on receipt.

12. Complete Agreement. This Agreement and those other documents expressly referred to herein embody the complete agreement and understanding among the parties hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

13. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

14. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns; provided, that the services provided by Executive under this Agreement are of a personal nature and rights and obligations of Executive under this Agreement shall not be assignable.

15. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

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16. Consent to Jurisdiction. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN THE CITY AND STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN FOR THE PURPOSES OF ANY SUIT. ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH IN SECTION 11 SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 16. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE STATE OR FEDERAL COURTS LOCATED IN THE CITY AND STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION. SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

17. Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

19. Key Man Life Insurance. The Company may apply for and obtain and maintain a key man life insurance policy in the name of Executive together with other executives of the Company in an amount deemed sufficient by the Board, the beneficiary of which shall be the Company. Executive shall submit to physical examinations and answer reasonable questions in connection with the application and, if obtained, the maintenance of, as may be required, such insurance policy.

20. Executive’s Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the reasonable requests of the Company and its Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably

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requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are in Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted personal and business activities and commitments). In the event the Company requires Executive’s reasonable cooperation in accordance with this section after the termination of the Employment Period, the Company shall reimburse Executive for all of Executive’s reasonable costs and expenses incurred, in connection therewith, including reasonable attorneys’ fees, plus pay Executive a reasonable amount per day for Executive’s time spent.

21. Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A of the Code or damages for failing to comply with Section 409A of the Code. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BURLINGTON COAT FACTORY WAREHOUSE CORPORATION

By:	/s/ Joyce Manning Magrini
	Name:	Joyce Manning Magrini
	Title:	EVP Human Resources

/s/ ERIC SEEGER 11/24/14
EXECUTIVE: ERIC SEEGER

Exhibit A

GENERAL RELEASE

I, [                ], in consideration of and subject to the performance by Burlington Coat Factory Warehouse Corporation, a Delaware corporation (together with its subsidiaries, the “Company”), of its obligations with respect to the payment of severance pursuant to Sections 4(b)(i)(3) and 4(b)(i)(4) of the Employment Agreement, dated as of     , 20     (the “Agreement”) and this General Release (the “General Release”), do hereby release and forever discharge as of the date hereof the Company, its subsidiaries and affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Companies and their subsidiaries and affiliates and the Company’s direct and indirect owners (collectively, the “Released Parties”) to the extent provided below.

1.	I understand that any payments paid to me under Sections 4(b)(i)(3) and 4(b)(i)(4) of the Agreement represent consideration for signing this General Release and are not salary or wages to which I was already entitled. I understand and agree that I will not receive the payments specified in Sections 4(b)(i)(3) and 4(b)(i)(4) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release or Sections 5, 6 or 7 of the Agreement. Such payments will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. I also acknowledge and represent that I have received all salary, wages and bonuses that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.	Except as provided in paragraphs 4, 12 and 13 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act, collectively, the “ADEA”); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies,

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practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have under the ADEA which arise after the date I execute this General Release. I acknowledge and agree that my engagement and employment by, and separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the ADEA).

5.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to make any payments pursuant to the terms of Sections 4(b)(i)(3) and 4(b)(i)(4) of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company or any other Released Party, or in the event I should seek to recover against the Company or any other Released Party in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

6.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.	I agree that I will forfeit all amounts payable by the Company pursuant to Sections 4(b)(i)(3) and 4(b)(i)(4) of the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties with respect to a released Claim, I will return all severance payments received by me pursuant to Sections 4(b)(i)(3) and 4(b)(i)(4) of the Agreement (except to the extent that any such return is prohibited by the ADEA).

8.	I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other advisor I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

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9.	Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority, Inc. (FINRA), any other self-regulatory organization or governmental entity.

10.	I agree that, as of the date hereof, I have returned to the Company any and all property belonging to the Company which I possessed or had control over (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data other than such documents as are generally or publicly known; provided, that such documents are not known as a result of my breach or actions in violation of the Agreement or this General Release.

11.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims (i) under COBRA; (ii) to unemployment insurance benefits (it being understood that the Company shall not oppose my application for unemployment insurance benefits); (iii) to any accrued and vested pension benefits, stock options, restricted shares, other equity of any kind, or other benefits under any employee or executive plan that I was a participant in prior to the date hereof; (iv) arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof; (v) to indemnification for attorneys’ fees, costs, and/or expenses pursuant to applicable statutes, Certificates of Incorporation, or by-laws of the Company; or (vi) any other rights or claims I may have against the Company or any Released Party arising after the date hereof.

12.	Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.	As set forth in Section 10 of the Agreement, Section 3(h) and 3(m) and Sections 4 through 20 of the Agreement, inclusive, survived the termination of my employment and are incorporated herein and made part hereof.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS

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AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963 AND THE AMERICANS WITH DISABILITIES ACT OF 1990;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)	I HAVE HAD AT LEAST 21 DAYS (OR 45 DAYS, AS REQUIRED BY LAW) FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON TO CONSIDER IT AND THE CHANGES MADE SINCE THE , VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY (OR 45-DAY, AS APPLICABLE) PERIOD;

(vi)	ANY CHANGES TO THE AGREEMENT SINCE [ , 201 ] EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(vii)	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED WITHOUT NOTICE OF ANY SUCH REVOCATION HAVING BEEN RECEIVED BY THE COMPANY;

(viii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(ix)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED. WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

Date:

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